Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Michael Laffin (Media) 724.514.1968 Dan Crookshank (Investors) 724.514.1813
Mylan Reports Third Quarter Adjusted Diluted EPS of $0.32
Mylan Raises 2009 Adjusted Diluted EPS Guidance Range to $1.24 – $1.28
Solid Operational Performance and Strong Cash Flow
Continue to Build Earnings Momentum
PITTSBURGH—October 29, 2009—Mylan Inc. (NASDAQ: MYL) today announced its financial results for the three and nine months ended September 30, 2009.
Financial Highlights
•	Adjusted diluted EPS of $0.32 and $0.97 for the three and nine months ended September 30, 2009, compared to $0.23 and $0.52 for the same prior year periods;

•	Total revenues of $1.26 billion for the three months ended September 30, 2009;

•	Total revenues of $3.74 billion for the nine months ended September 30, 2009;

•	On a GAAP basis, a loss per diluted share of $0.13 for the three months ended September 30, 2009;

•	On a GAAP basis earnings per diluted share of $0.29 for the nine months ended September 30, 2009.
Mylan’s Chairman and CEO Robert J. Coury commented: “I am particularly pleased with these results in light of the fact that they were achieved through higher volumes, market growth, and multiple new product launches across the globe and not from any one product. This is clearly indicative of the efficient, globally diverse business model that we’ve created and is reflective of our operators’ continued exemplary execution that has led to the accelerated realization of our integration-related synergies.”
Coury continued: “We are increasing the range of our full year 2009 adjusted diluted EPS guidance to $1.24 - $1.28, and we are confident that this momentum will continue into 2010 and enable us to once again deliver the revenue and earnings performance growth that we envision.”
Financial Summary
Mylan previously had three reportable segments, “Generics,” “Specialty” and “Matrix.” The Matrix segment had consisted of Matrix Laboratories Limited, which had been a publicly traded Indian Company in which Mylan held a 71.2% ownership stake. Beginning this quarter, Mylan has re-evaluated its segment disclosure. Following the acquisition of approximately 24% of the remaining interest in Matrix and the related de-listing, Mylan will report two segments, “Generics” and “Specialty”. The former Matrix Segment is included within the Generics Segment. Information for earlier periods has been recast for comparability.
Total revenues for the quarter ended September 30, 2009 were $1.26 billion compared to $1.66 billion for the three months ended September 30, 2008. Included in total revenues for the three months ended September 30, 2008, was $455.0 million of revenue related to the Company’s sale of the product rights of Bystolic™. Excluding this, total revenues increased by $62.2 million or 5.2% over the same prior year period. Excluding the unfavorable effect of foreign currency translation, primarily reflecting a stronger U.S. dollar, year-over-year revenue growth on a constant currency basis would have been approximately 9%.
Generics revenues, which are derived from sales in North America, Europe, the Middle East and Africa (collectively, EMEA), and Asia Pacific were $1.12 billion in the current quarter, compared to $1.08 billion in the same prior year period.
Total revenues from North America were $502.5 million for the three months ended September 30, 2009, compared to $460.3 million for the same prior year period, representing an increase of 9.2%.
Revenues from products launched in North America subsequent to September 30, 2008, and increased volume were primarily responsible for the increase in revenues, partially offset by unfavorable pricing as a result of additional generic competition on certain products. New products contributed revenues of approximately $60.0 million.
Total revenues from EMEA were $417.6 million in the current quarter, compared to $422.1 million in the same prior year period, a decrease of 1.1%. On a constant currency basis, EMEA revenues increased by approximately 7% over the prior year period. Higher revenues in France, EMEA’s largest market, and the U.K. served to offset lower revenue in Germany. In France, revenues increased as a result of higher volumes and new product launches, while prior period revenues in the U.K. were negatively impacted by excess supply that existed in the market at that time.
Sales in Asia Pacific are derived from Mylan’s operations in Australia, India, Japan and New Zealand. Asia Pacific revenues were $237.0 million in the current quarter, compared to $226.6 million in the same prior year period, an increase of 4.6%. On a constant currency basis, sales increased approximately 10%, with increased sales in Japan and India offsetting lower revenues in Australia. Also contributing to the increase in Asia Pacific revenues are higher third-party sales of active pharmaceutical ingredients (API). API is also sold to Mylan subsidiaries in conjunction with the Company’s vertical integration strategy.
Specialty, consisting of Mylan’s Dey business, which focuses on the development, manufacture and marketing of specialty pharmaceuticals in the respiratory and severe allergy markets, reported third party revenues of $150.9 million, an increase of 20.3% from third party revenues of $125.4 million for the three months ended September 30, 2008. Perforomist® Solution, Dey’s Formoterol Fumarate Inhalation Solution (Perforomist Solution), and Dey’s EpiPen® Auto-Injector (EpiPen Auto-Injector), were the primary drivers of the increase in revenues.
Consolidated gross profit for the three months ended September 30, 2009, was $505.0 million and gross margins were 39.9%, compared to gross profit of $911.1 million and gross margins of 55.0% in the same prior year period, which included the impact of the sale of Bystolic. Gross profit in both periods is negatively impacted by certain purchase accounting related items totaling $71.8 million and $105.4 million for the quarters ended September 30, 2009 and 2008, which consisted primarily of incremental amortization related to purchased intangible assets. Excluding these amounts from both periods and the impact of Bystolic from the prior year, gross margins were 45.6% in the current year compared to 46.7% in the prior.
Earnings from operations were $61.3 million for the three months ended September 30, 2009, compared to $560.8 million for the same prior year period. During the three months ended September 30, 2009, the Company recorded net unfavorable litigation charges of $114.3 million. Included in this amount was a one time, non-recurring, charge of $121.0 million ($83.0 million after-tax) related to the previously announced settlement of an investigation by the U.S. Department of Justice concerning calculations of Medicaid drug rebates. Excluding litigation, as well as the impact of the Bystolic revenue in 2008 and the purchase accounting related items in both periods, as mentioned above, earnings from operations were $247.4 million compared to $211.3 million, an increase of $36.1 million or 17.1% over the prior year. This increase in operating income in the current quarter is due to increased sales and gross profit, as well as lower R&D and SG&A expense. R&D expense decreased by $4.9 million in the current quarter, primarily in Generics, and is reflective of certain restructuring activities undertaken by the Company with respect to the previously announced rationalization and optimization of the global manufacturing and research and development platforms. SG&A expense decreased by $16.0 million in the quarter primarily due to lower costs, including temporary staffing and consulting, related to the integration of the former Merck Generics business, with the majority of such costs having been incurred in the prior year. Additionally, both SG&A and R&D expense in the current quarter were favorably impacted by the effect of the stronger U.S. dollar.
Interest expense for the three months ended September 30, 2009, totaled $77.0 million compared to $93.5 million for the three months ended September 30, 2008. The decrease is due to the reduction of our outstanding debt balance, through repayments made in December 2008 and March 2009, as well as lower overall interest rates. Other income, net, for the current quarter was $0.2 million compared to $5.8 million in the same prior year period.
Total revenues for the nine months ended September 30, 2009 were $3.74 billion compared to $3.93 billion for the same prior year period. Included in total revenues were other revenues of $61.1 million in the current year compared to $493.8 million in the same prior year period. The prior year includes $468.1 million related to the sale of Bystolic. Excluding this, other revenue increased by $35.5 million in the current year, primarily the result of approximately $26.0 million of incremental revenue resulting from the cancellation of certain product development agreements.
Net revenues for the nine months ended September 30, 2009, were $3.68 billion compared to $3.44 billion in the same prior year period, an increase of $239.2 million or 7.0%. On a constant currency basis, year-over-year revenue growth would have been approximately 14%.
Generics revenues were $3.41 billion in the nine months ended September 30, 2009, compared to $3.16 billion in the same prior year period.
Total revenues from North America were $1.64 billion for the nine months ended September 30, 2009, compared to $1.31 billion for the same prior year period, representing an increase of 24.7%. This increase was the result of new product revenue of approximately $297.0 million, mainly Divalproex Sodium Extended-Release tablets, Mylan’s version of Abbott Laboratories’ Depakote® ER, and Levetiracetam, Mylan’s version of UCB Pharma’s Keppra®, and higher volumes, partially offset by unfavorable pricing.
Mylan’s Fentanyl Transdermal System (Fentanyl), Mylan’s AB-rated generic alternative to Duragesic®, continued to contribute significantly to both revenue and gross profit despite the entrance into the market of additional generic competition. Sales of Fentanyl have remained relatively strong primarily due to Mylan’s ability to continue to be a stable and reliable source of supply to the market.
Total revenues from EMEA were $1.18 billion in the current nine month period, compared to $1.27 billion in the prior year period, a decrease of 7.2%. On a constant currency basis, EMEA revenues would have increased by approximately 5%. Increased revenues in France and Italy, and a full nine months of revenue contribution from the Central and Eastern European businesses acquired in June 2008, served to offset lower revenues brought about by continued pricing pressures in certain European markets, primarily in Germany.
Total revenues in Asia Pacific were $692.2 million in the current nine month period, compared to $678.8 million in the prior year period, an increase of 2.0%. On a constant currency basis, sales in the current year increased by approximately 15%. The increase in Asia Pacific was primarily realized by Mylan’s Japanese and Indian subsidiaries, and higher sales of API. These increases were partially offset by lower sales in Australia, which were negatively impacted by the government price reduction of 25% that took place in the third quarter of 2008.
Specialty reported third party revenue of $353.0 million, an increase of $44.6 million or 14.4% from third party revenues of $308.5 million for the nine months ended September 30, 2008. Increased sales of the EpiPen Auto-Injector and Perforomist Solution in the current year were partially offset by lower sales of DuoNeb® as a result of the unfavorable impact of generic competition, which first entered the market in 2007.
Consolidated gross profit for the nine months ended September 30, 2009, was $1.56 billion and gross margins were 41.7%, compared to gross profit of $1.68 billion and gross margins of 42.6% in the same prior year period. Excluding Bystolic and the effect of certain purchase accounting related items described above, which totaled $210.2 million and $335.7 million for the nine months ended September 30, 2009 and 2008, gross margin was 47.3% in the current year period, compared to 44.5% in the prior year period.
Earnings from operations were $463.3 million for the nine months ended September 30, 2009, which included net unfavorable litigation charges of $111.5 million. For the nine months ended September 30, 2008, earnings from operations were $263.3 million, which included a non-cash goodwill impairment charge of $385.0 million. Excluding these items, as well as the impact of the Bystolic revenue in 2008 and the purchase accounting related items in both periods, as mentioned above, earnings from operations for the nine months ended September 30, 2009 were $785.1 million compared to $515.9 million for the prior year, an increase of 52.2%. This increase in operating income in the current year is due to increased revenue and gross profit, as well as lower overall operating expenses, which decreased as a result of the favorable effect of the stronger U.S. dollar and by synergies realized as a result of the company’s ongoing restructuring initiatives. In addition, SG&A in the prior year included higher costs as a result of a greater amount of activity associated with the integration of the former Merck Generics business. Partially offsetting these favorable items were increased professional fees in the current year as well as higher payroll and payroll related costs.
Interest expense for the nine months ended September 30, 2009, totaled $240.2 million compared to $282.4 million for the nine months ended September 30, 2008. The decrease is due to the reduction of our outstanding debt balance, through repayments made in December 2008 and March 2009, as well as lower overall interest rates. Other income, net, for the nine months ended September 30, 2009 was $29.7 million, versus $20.6 million for the same period in the prior year.
EBITDA, which is defined as net income (loss) (excluding the non-controlling interest and income from equity method investees) plus income taxes, interest expense, depreciation and amortization, was $165.1 million for the quarter ended September 30, 2009 and $791.1 million for the nine months then ended. After adjusting for certain non-recurring or non-cash items as further discussed below, adjusted EBITDA was $300.4 million and $942.1 million for the three and nine months, respectively.
Cash provided by operating activities was $546.6 million for the nine months ended September 30, 2009. Cash used in investing activities for the nine months ended September 30, 2009 was $282.9 million, which consisted primarily of approximately $172.0 million which was spent to acquire the additional shares of Matrix and $38.9 million which was used to acquire an additional 50% interest in a joint venture. Partially offsetting these cash outflows was the receipt of $23.3 million consisting of the proceeds from the sale of a 50% interest in another joint venture. Capital expenditures for the nine months ended September 30, 2009 were $83.1 million. Cash used in financing activities was $242.8 million for the nine months ended September 30, 2009, which included cash dividends of $104.3 million paid on the Company’s preferred stock. Additionally, the

Company made repayments on its long-term debt in the amount of $153.3 million. These payments primarily consist of the prepayment of amounts due in 2010 under the Company’s Senior Credit Agreement.
Non-GAAP Financial Measures
Mylan is disclosing non-GAAP financial measures when providing financial results. Primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Mylan is disclosing non-GAAP results that exclude items such as amortization expense and other costs directly associated with the acquisitions as well as certain other non-recurring and non-cash expenses and revenue in order to supplement investors’ and other readers’ understanding and assessment of the company’s financial performance because the company’s management uses these measures internally for forecasting, budgeting and measuring its operating performance. In addition, the company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA is appropriate to provide additional information to investors to demonstrate the company’s ability to comply with financial debt covenants (which are calculated using a measure similar to adjusted EBITDA) and assess the company’s ability to incur additional indebtedness. Whenever Mylan uses such a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.

Below is a reconciliation of Mylan’s results as reported under GAAP to its adjusted results for the three and nine months ended September 30, 2009 (in millions, except per share amounts):

	Three Months Ended September 30, 2009				Nine Months Ended September 30, 2009
	GAAP	Adjustments		As Adjusted	GAAP	Adjustments		As Adjusted
Total revenues	$1,264.1	$—		$1,264.1	$3,741.0	$(30.8	) a	$3,710.2
Cost of sales	759.1	(79.6	) b	679.5	2,182.4	(228.8	) b	1,953.6

Gross profit	505.0	79.6		584.6	1,558.6	198.0		1,756.6
Operating expenses:
Research and development	69.8	(0.3	) a	69.5	202.7	(22.5	) c	180.2
Selling, general and administrative	259.6	(9.7	) a	249.9	781.0	(43.2	) a	737.8
Litigation settlements, net	114.3	(114.3)		—	111.5	(111.5)		—

Total operating expenses	443.7	(124.3)		319.4	1,095.2	(177.2)		918.0

Earnings from operations	61.3	203.9		265.2	463.4	375.2		838.6
Interest expense	77.0	(10.8	) d	66.2	240.2	(31.7	) d	208.5
Other income, net	0.2	(1.9	) e	(1.7)	29.7	(25.7	) e	4.0

(Loss) earnings before income taxes and noncontrolling interest	(15.5)	212.8		197.3	252.9	381.2		634.1
Income tax (benefit) provision	(11.1)	65.3	f	54.2	52.5	137.7	f	190.2

Net (loss) earnings	(4.4)	147.5		143.1	200.4	243.5		443.9
Net (earnings) loss attributable to the noncontrolling interest	(0.8)	—		(0.8)	(6.7)	3.0	g	(3.7)

Net (loss) earnings attributable to Mylan Inc. before preferred dividends	(5.2)	147.5		142.3	193.7	246.5		440.2
Preferred dividends	34.8	(34.8	) h	—	104.3	(104.3	) h	—

Net (loss) earnings attributable to Mylan Inc. common shareholders	$(40.0)	$182.3		$142.3	$89.4	$350.8		$440.2

Diluted (loss) earnings per common share attributable to Mylan Inc:	$(0.13)			$0.32	$0.29			$0.97

Diluted weighted average common shares outstanding:	305	140	h	445	306	149	h	455

(a)	This adjustment relates to integration and other non-recurring items, which includes charges principally related to the acquisition and integration of the former Merck Generics business (e.g., non-recurring professional and consulting fees and other non-recurring expenses) as well as certain restructuring and non-recurring revenue items, consisting primarily of the acceleration of the recognition of revenue related to certain product development agreements.

(b)	This amount consists primarily of amortization expense related to purchased intangible assets in the amount of $71.8 million and $210.2 million for the three and nine months, respectively. The remainder in each period relates to integration and other non-recurring items. See footnote (a).

(c)	This amount includes a one-time charge related to an upfront payment made with respect to the Company’s execution of a co-development agreement, and integration and other non-recurring items. See footnote (a).

(d)	Represents non-cash interest on the Company’s convertible notes.

(e)	Included in this amount for the nine month period is a $13.9 million favorable adjustment to the Company’s restructuring reserve as a result of a reduction in the estimated remaining spending on accrued projects and a gain of approximately $10.4 million on the termination of two 50% owned joint ventures with Aspen Pharmacare Holdings Limited of South Africa. The remainder in each period relates to integration and other non-recurring items. See footnote (a).

(f)	The tax effect is calculated assuming an annual adjusted effective tax rate for the resulting adjusted earnings, and results in a year-to-date adjusted effective tax rate on adjusted earnings of 30% including the impact of tax synergies.

(g)	The gain of $10.4 million described in footnote (e) was recorded by the Company’s majority-owned subsidiary. As this gain was excluded from adjusted earnings, an adjustment was recorded to also exclude from net earnings the amounts attributable to the noncontrolling interest with respect to this gain.

(h)	Adjusted diluted EPS for the three and nine months ended September 30, 2009, were calculated under the “if-converted method” which assumes conversion of the company’s preferred stock into 140.1 million and 148.6 million shares of common stock, respectively, and excludes the preferred dividend from the calculation. The “if-converted” method was more dilutive to adjusted diluted EPS for the three and nine month periods by approximately $0.03 per share and $0.13 per share, respectively.

Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. to adjusted EBITDA for the three and nine months ended September 30, 2009:

	Three months ended	Nine months ended
(in millions)	September 30, 2009	September 30, 2009
GAAP net (loss) earnings attributable to Mylan Inc.	$(5.2)	$193.7
Add/(Deduct):
Net contribution attributable to the noncontrolling interest and equity method investees	0.9	5.5
Income taxes	(11.1)	52.5
Interest expense	77.0	240.2
Depreciation and amortization	103.5	299.2

EBITDA	165.1	791.1
Add Adjustments:
Non-cash stock-based compensation expense	8.9	23.6
Litigation settlements, net	114.3	111.5
Integration and other non-recurring items	12.1	15.9

Adjusted EBITDA	$300.4	$942.1

Conference Call
Mylan will host a conference call and live webcast today, Thursday, October 29, 2009, at 10:00 a.m. ET, in conjunction with the release of its financial results. The dial-in number to access the call is 877.874.1586 or 719.325.4775 for international callers. A replay, available for approximately seven days, will be available at 888.203.1112 or 719.457.0820 for international callers with access pass code 1742471. To access a live webcast of the call, please log on to Mylan’s Web site (www.mylan.com) at least 15 minutes before the event is to begin to register and download or install any necessary software. A replay of the webcast will be available on www.mylan.com for approximately seven days.
About Mylan
Mylan Inc. ranks among the leading generic and specialty pharmaceutical companies in the world and provides products to customers in more than 140 countries and territories. The company maintains one of the industry’s broadest and highest quality product portfolios supported by a robust product pipeline; operates the world’s third largest active pharmaceutical ingredient manufacturer; and runs a specialty business focused on respiratory and allergy therapies. For more information, please visit www.mylan.com.
Forward Looking Statements
This press release includes statements that constitute “forward-looking statements”, including with regard to the company’s future operations and its earnings expectations. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: challenges, risks and costs inherent in business integrations and in achieving anticipated synergies; the effect of any changes in customer and supplier relationships and customer purchasing patterns; general market perception of the acquisition of the former Merck Generics business; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in economic and financial conditions of the company’s business; uncertainties and matters beyond the control of management; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors set forth in the company’s Report on Form 10-Q, for the quarter ended June 30, 2009, and in its other filings with the SEC. Further, uncertainties or other circumstances, or matters outside of the company’s control between the date of this release and the date that its Form 10-Q for the quarter ended September 30, 2009 is filed with the SEC could potentially result in adjustments to reported results. The company undertakes no obligation to update statements herein for revisions or changes after the date of this release.

Myland Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Period Ended September 30,
	Three Months		Nine Months
(Unaudited; in thousands, except per share amounts)	2009	2008	2009	2008
		As Adjusted*		As Adjusted*
Revenues:
Net revenues	$1,255,708	$1,191,010	$3,679,868	$3,440,680
Other revenues	8,366	465,838	61,100	493,750

Total revenues	1,264,074	1,656,848	3,740,968	3,934,430
Cost of sales	759,094	745,711	2,182,488	2,258,863

Gross profit	504,980	911,137	1,558,480	1,675,567

Operating expenses:
Research and development	69,812	74,721	202,665	239,320
Impairment loss on goodwill	—	—	—	385,000
Selling, general and administrative	259,609	275,584	780,953	787,953
Litigation settlements, net	114,281	—	111,530	—

Total operating expenses
	443,702	350,305	1,095,148	1,412,273

Earnings from operations	61,278	560,832	463,332	263,294
Interest expense	77,034	93,540	240,209	282,405
Other income, net	243	5,766	29,741	20,583

(Loss) earnings before income taxes and noncontrolling interest	(15,513)	473,058	252,864	1,472
Income tax (benefit) provision	(11,092)	256,088	52,539	180,062

Net (loss) earnings	(4,421)	216,970	200,325	(178,590)
Net (earnings) loss attributable to the noncontrolling interest	(841)	151	(6,658)	2,266

Net (loss) earnings attributable to Mylan Inc. before preferred dividends	(5,262)	217,121	193,667	(176,324)
Preferred dividends	34,759	34,759	104,276	104,236

Net (loss) earnings attributable to Mylan Inc. common shareholders	$(40,021)	$182,362	$89,391	$(280,560)

(Loss) earnings per common share attributable to Mylan Inc. common shareholders:		.
Basic	$(0.13)	$0.60	$0.29	$(0.92)

Diluted	$(0.13)	$0.47	$0.29	$(0.92)

Weighted average common shares outstanding:
Basic	305,285	304,449	304,951	304,305

Diluted	305,285	458,350	306,086	304,305

*	Adjusted to reflect the adoption of FSP APB No. 14-1

Mylan Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	September 30, 2009	December 31, 2008
		As Adjusted*
Assets:
Current assets:
Cash and cash equivalents	$584,411	$557,147
Restricted cash	63,346	40,309
Available-for-sale securities	34,034	42,260
Accounts receivable, net	1,102,380	1,164,613
Inventories	1,119,042	1,065,990
Other current assets	358,716	304,354

Total current assets	3,261,929	3,174,673
Intangible assets, net	2,465,869	2,453,161
Goodwill	3,316,654	3,161,580
Other non-current assets	1,718,116	1,620,445

Total assets	$10,762,568	$10,409,859

Liabilities:
Current liabilities	$1,583,336	$1,544,650
Long-term debt	5,128,827	5,078,937
Other non-current liabilities	978,513	999,431

Total liabilities	7,690,676	7,623,018
Noncontrolling interest	13,057	29,108
Mylan Inc. shareholders’ equity	3,058,835	2,757,733

Total liabilities and equity	$10,762,568	$10,409,859

*	Adjusted to reflect the adoption of FSP APB No. 14-1